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INVESTOR CONTACT:                                 MEDIA CONTACT:
Timothy D. Green                                  James A. Grasso
Director of Investor Relations                    Vice President, Public and
                                                            Government Affairs
(401) 272-5040 ext. 2224                          (401) 272-5040 ext. 2340

FOR IMMEDIATE RELEASE

         PROVIDENCE ENERGY AUTHORIZES THE PURCHASE OF SHARES BY SUITOR
             SOUTHERN UNION COMPANY MAY PURCHASE UP TO 4.9 PERCENT

PROVIDENCE, RI: March 31, 2000: PROVIDENCE ENERGY CORPORATION (NYSE:PVY) (PROVENERGY) today announced that it has consented to Southern Union Company of Austin, Texas (NYSE:SUG)(Southern Union) purchasing up to 4.9% of the outstanding shares of common stock of PROVENERGY through open market purchases or in privately negotiated transactions.

On November 15, 1999, PROVENERGY announced its intention to merge with Southern Union. The merger is subject to certain regulatory and shareholder approvals and, pending such approvals, is expected to be consummated during the summer of 2000.

PROVENERGY has consented to such purchases under the confidentiality agreement between PROVENERGY and Southern Union, so long as its merger agreement with Southern Union has not been terminated, and subject to Southern Union's receipt of all necessary consents, compliance with applicable law and execution and delivery of a voting agreement and irrevocable proxy. Southern Union has received the Missouri Public Service Commission's approval of such purchases. The voting agreement and irrevocable proxy requires Southern Union to vote all of its shares of Providence Energy common stock in favor of the approval of the merger agreement between Providence Energy and Southern Union and the transactions contemplated thereby. It also requires Southern Union to vote its shares of PROVENERGY common stock on any other matter that is not consistent with the merger agreement and the transactions contemplated by it that may be submitted to a vote of shareholders in the same proportion as the votes cast by other PROVENERGY Shareholders.

PROVENERGY is a distributor and marketer of natural gas, heating oil, and petroleum products and a retail marketer of electricity and energy services. Its principal subsidiaries within its regulated operations include PROVGAS and NORTH ATTLEBORO GAS and within its retail non-regulated operation include PROVENERGY SERVICES, PROVENERGY FUELS and PROVENERGY POWER.